Exhibit 99.1

FOR IMMEDIATE RELEASE

CannaSys, Inc. to Launch Citizen Toke in Partnership with Duby, LLC

Duby to Introduce its Growing User Base to Innovative Cannabis Mobile Deals Network

Denver, CO – May 13, 2016. CannaSys, Inc. (OTC QB: MJTK), a leading marketing, branding and technology company focused on the regulated cannabis industry, today announced that Duby, LLC, an innovative social content sharing platform with a global cannabis audience, will join forces to accelerate new user adoption for CannaSys' latest product, Citizen Toke.

Duby has a unique algorithm that allows cannabis users to create content and facilitate sharing of that content with like-minded consumers throughout the world. In partnership with CannaSys, Citizen Toke can access Duby's significant user base to provide retailers with a new consumer audience to which they would not have otherwise had access.

Alec Rochford, co-founder of Duby, noted "We are excited to partner with CannaSys to launch Citizen Toke into the marketplace. We believe we are creating one of the cannabis industry's most innovative products together and look forward to seeing it flourish."

On December 10, 2015, CannaSys acquired a minority interest in Duby, LLC and formed a joint marketing relationship with the company, bringing it into its technology marketing and branding ecosystem.

"There will be many more opportunities to work with Duby to create new data-driven marketing solutions for retailers and product manufacturers," commented Michael Tew, CEO of CannaSys. "Duby's social media product is second to none in the cannabis industry and so is its management team."

About CannaSys, Inc.
CannaSys is a leading technology solutions, marketing, and branding company in the regulated cannabis industry. Its core products are delivered "software as a service" to facilitate point-of-purchase transactions, customer relationship marketing solutions, and regulated cannabis laboratory information management systems. CannaSys plans to develop, acquire, and build strategic relationships with other businesses in order to bring additional solutions to market in both established and developing medical and recreational cannabis states. For more information, please visit www.cannasys.com

About Duby, LLC
Duby, LLC is a technology platform focused on facilitating unique content sharing for cannabis consumers around the world. The company has developed a distinct algorithm that facilitates global content creation and sharing in a matter of minutes. For more information, please visit www.duby.co.

FORWARD-LOOKING STATEMENTS
This release includes forward-looking statements. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, continued acceptance of CannaSys's products, increased levels of competition for CannaSys, new products and technological changes, CannaSys's dependence on third-party suppliers, and other risks detailed from time to time in CannaSys's periodic reports filed with the Securities and Exchange Commission.

Contact:
CannaSys, Inc.
Michael A. Tew
Chief Executive Officer
Tel: 720.420.1290
Email: michael.tew@cannasys.com
Web: www.cannasys.com